Exhibit 99.3

Consent of Tang Poon Tung Denny

In connection with the filing by Sin Lian Seng Construction of the Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Sin Lian Seng Construction in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 10, 2026

/s/ Tang Poon Tung Denny
Tang Poon Tung Denny